Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
ARC Fat Patty’s, LLC	Louisiana
DWAG PCB, LLC	Florida
DWAG Tallahassee, LLC	Florida
DWAG Valdosta, LLC	Georgia
Seediv, LLC	Louisiana
TK Gonzales, LLC	Louisiana